Free Writing Prospectus to Preliminary Pricing Supplement No. 5,879

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 13, 2025; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-of EFA and IWN Dual Directional Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	iShares® MSCI EAFE ETF (EFA) and iShares® Russell 2000 Value ETF (IWN)
Leverage factor:	At least 133%
Trigger level:	70% of the initial index value
Pricing date:	January 24, 2025
Valuation date:	January 24, 2028
Maturity date:	January 27, 2028
CUSIP:	61777R4C4
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988225001676/ms5879_424b2-00856.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying shares, which could be either of the underlying shares. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying shares.

The Trigger PLUS
The Worst Performing Underlying Shares
Payment at Maturity on the Trigger PLUS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Unleveraged Trigger Zone
PLUS Zone
$1,000 Stated Principal Amount
-30%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Worst Performing Underlying Shares

Change in Worst Performing Underlying Shares	Return on Securities
+40%	53.20%*
+30%	39.90%*
+20%	26.60%*
+10%	13.30%*
0%	0.00%
-10%	10.00%
-20%	20.00%
-30%	30.00%
-31%	-31.00%
-40%	-40.00%
-50%	-50.00%
-60%	-60.00%
-70%	-70.00%
*Assumes a leverage factor of 133%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee the return of any principal.

●The market price will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Trigger PLUS is not linked to the values of the underlying shares at any time other than the valuation date.

●Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying indices.

●The estimated value of the Trigger PLUS is $933.70 per Trigger PLUS, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Underlying Shares

●You are exposed to the price risk of both underlying shares.

●There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of foreign equity securities.

●The Trigger PLUS are subject to currency exchange risk.

●The Trigger PLUS are linked to the iShares® Russell 2000® ETF and are subject to risks associated with small-capitalization companies.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

●Adjustments to the underlying shares or the indices tracked by the underlying shares could adversely affect the value of the Trigger PLUS.

●The performance and market price of any of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.